Exhibit 99.2

Healthpeak Properties Announces Results of Cash Tender Offers for Any and All of its $1.45 Billion of Notes

DENVER, January 28, 2021 /PRNewswire/ – Healthpeak Properties, Inc. (NYSE: PEAK) (the “Offeror”) today announced the results of its previously announced offers (the “Offers”) to purchase for cash any and all of its outstanding $300 million aggregate principal amount of 4.250% Senior Notes due 2023 (the “2023 Notes”), $350 million aggregate principal amount of 4.200% Senior Notes due 2024 (the “4.200% 2024 Notes”) and $800 million aggregate principal amount of 3.875% Senior Notes due 2024 (the “3.875% 2024 Notes,” and together with the 2023 Notes and the 4.200% 2024 Notes, the “Securities”) from each registered holder of the Securities (the “Holders”), which expired as of 5:00 p.m., New York City time, on January 27, 2021 (the “Expiration Time”). The Offers were made pursuant to an Offer to Purchase, dated January 21, 2021 (the “Offer to Purchase”), and the related notice of guaranteed delivery for the Offers (together with the Offer to Purchase, the “Offer Documents”), which set forth the terms and conditions of the Offers.

As of the Expiration Time, according to information provided by Global Bondholder Services Corporation, the information agent and the tender agent for the Offers, a total of $111,936,000 aggregate principal amount of the 2023 Notes, $200,848,000 aggregate principal amount of the 4.200% 2024 Notes and $469,124,000 aggregate principal amount of the 3.875% 2024 Notes had been validly tendered and not validly withdrawn in the Offers, not including $1,205,000 aggregate principal amount of the 2023 Notes, $1,702,000 aggregate principal amount of the 4.200% 2024 Notes and $659,000 aggregate principal amount of the 3.875% 2024 Notes that have been validly tendered pursuant to the guaranteed delivery procedures described in the Offer Documents, which remain subject to the holders' performance of the delivery requirements under such procedures. The Offeror will accept for purchase all of the Securities that were validly tendered and not validly withdrawn and will pay the applicable Purchase Price (as defined below), plus accrued and unpaid interest from the most recent interest payment date to, but excluding, the Settlement Date (as defined below).

In accordance with the terms of the Offers, the Offeror will pay the applicable purchase price (the “Purchase Price”) for the Securities on January 28, 2021 (the “Settlement Date”). The Purchase Price to be paid for the 2023 Notes is $1,097.39, for the 4.200% 2024 Notes is $1,106.85 and for the 3.875% 2024 Notes is $1,112.20 for each $1,000 principal amount of the respective Securities, in each case, plus accrued and unpaid interest on such Securities, if any, from the most recent interest payment date to, but excluding, the Settlement Date. With respect to Securities accepted for purchase that were tendered and are subsequently delivered in accordance with the guaranteed delivery procedures described in the Offer Documents, such tendering Holders will receive payment of the Purchase Price for such accepted Securities on February 1, 2021, plus accrued and unpaid interest thereon, if any, from the most recent interest payment date to, but excluding, the Settlement Date.

The Offeror expects to use the net cash proceeds from closed senior housing dispositions to pay the Purchase Price, plus accrued interest to, but excluding, the Settlement Date, for all Securities that the Offeror purchases pursuant to the Offers.

The Offeror expects to redeem any Securities that remain outstanding after the consummation of the Offers in accordance with the terms and conditions set forth in the applicable Indenture governing such Securities. However, the Offeror is not obligated to, and may choose not to, exercise its right to redeem any Securities.

The Offeror has retained Credit Suisse Securities (USA) LLC and Credit Agricole Securities (USA) Inc. to act as the dealer managers for the Offers. Requests for documents may be directed to Global Bondholder Services Corporation free of charge, by calling toll-free at (866) 470-4500 (bankers and brokers can call collect at (212) 430-3774). Questions regarding the Offers may be directed to Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 or collect at (212) 325-6340 or Credit Agricole Securities (USA) Inc. toll free at (866) 807-6030 or collect at (212) 261-7802.

Copies of the Offer Documents and the other relevant notices and documents are available at Global Bondholder Services Corporation’s website at http://www.gbsc-usa.com/healthpeak/.

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities, or a notice of redemption under any of the Indentures governing the Securities. The Offers are being made only pursuant to the Offer Documents. The Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Offeror, the Dealer Managers, the Information Agent, the Tender Agent, the Trustee or any of their respective affiliates makes any recommendation in connection with the Offers. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers and other information applicable to the Offers.

About Healthpeak

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Senior Housing and Medical Office, designed to provide stability through the inevitable industry cycles. At Healthpeak, we pair our deep understanding of the healthcare real estate market with a strong vision for long-term growth.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include, but are not limited to, Healthpeak’s ability to complete the Offers and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in its Securities and Exchange Commission filings. Although Healthpeak believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Healthpeak can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and Healthpeak undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Barbat Rodgers
Senior Director – Investor Relations
(949) 407-0400

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